Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2018 SECOND QUARTER RESULTS

NEW YORK, NY – August 13, 2018 – Medallion Financial Corp. (Nasdaq: MFIN), a commercial finance company that originates and services loans in various niche industries, announced today its 2018 second quarter results. Effective April 2, 2018, Medallion Financial Corp. withdrew its BDC election, and now operates as a commercial finance company following the reporting conventions of bank holding companies, beginning with the 2018 second quarter. A major component of this change is that we will now consolidate wholly-owned or controlled subsidiaries, particularly Medallion Bank, that were previously treated as unconsolidated portfolio investment companies.

2018 Second Quarter Highlights

•	Total assets reached $1.53 billion as of June 30, 2018

•	Medallion loans are at the lowest level since 2003

•	Net interest income before the provision for loan losses was $24.7 million, reflecting primarily the contributions of the consumer lending segments

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Net loss was $14.6 million, or $0.60 per share, a slight improvement from the first quarter, and included a charge of $6.7 million to establish a general reserve on medallion loans less than 90 days past due

•	Net interest margin was 8.57% in the 2018 second quarter, compared to 6.64% in the prior year period on a combined basis with Medallion Bank

•	Medallion’s net consumer lending portfolio was $790.7 million, and grew 10% from the prior quarter

•	Earnings from Medallion’s consumer and commercial segments totaled $8.9 million in the quarter

•	Provision for medallion loan losses was $24.8 million for the 2018 second quarter, down significantly from $62.7 million in the first quarter

•	90 day plus medallion loan delinquencies were 4.5% of gross medallion loans, down to $12 million, a significant improvement from $112 million one year ago

“We are pleased to present the Company as a consolidated entity this quarter and to be able to report as a bank holding company only for accounting purposes, beginning with the 2018 second quarter,” stated Andrew Murstein, President of Medallion Financial. “We continue to highlight the strength of our consumer and commercial lending segments as we remain focused on the strategy we laid out in 2017. Net interest income was $24.7 million, providing a solid foundation for our future growth.”

“When looking at our taxi medallion portfolio, we remain cautiously optimistic that prices have reached the floor, as we valued our nonperforming New York City medallion collateral at $181,000 and wheelchair accessible medallion collateral at $154,000. We reported the lowest delinquency rate as a percentage of the portfolio since the fourth quarter of 2015. As previously commented, we commend the New York City Council for passing a for-hire vehicle reform package which included, among other things, capping ride-hailing services and giving authority to the TLC to set minimum pay standards for those drivers. We hope such measures should not only level the playing field between taxis and ride-hailing services but also alleviate the congestion that has left our streets in a state of gridlock. In the last few years we have reserved or charged off over $300 million of medallion loans. Our goal, as the market further stabilizes and hopefully improves, is to recover as much of that amount as possible.”

Consumer Lending Segments

Medallion’s net consumer lending portfolio was $790.7 million as of June 30, 2018, a 10% increase compared to $716.8 million at the end of the prior quarter. Including the loans sold in both 2016 and 2017, the consumer segments continue to grow in excess of 30% per year. The average interest rate on the portfolio was 14.80%, up slightly from the 2017 second quarter. Consumer loan delinquencies over 90 days past due as of June 30, 2018 were 0.32% versus 0.40% in the prior quarter.

Medallion Lending Segment

The Company’s net medallion lending portfolio as of June 30, 2018 was $258.1 million compared to $452.7 million at June 30, 2017, on a combined basis with Medallion Bank, a 43% decrease. The average interest rate on the medallion portfolio was 4.48% versus 4.31% on a combined basis with Medallion Bank in the prior year period. Total medallion delinquencies over 90 days were $12.4 million as of June 30, 2018, compared to $112.4 million from the prior year period on a combined basis with Medallion Bank. The decline reflects the charge-offs of certain loans and their movement to loan collateral in process of foreclosure, in addition to the netting of reserves against principal as of April 2, 2018, in connection with the change in reporting status. Medallion provision for loan losses was $24.8 million in the quarter, down significantly from $62.7 million in the prior quarter.

Larry Hall, Chief Financial Officer, stated, “We continue to move away from our medallion lending and focus on our more profitable lines of business in consumer and mezzanine lending. As of June 30, 2018, total medallion loan exposure has been reduced substantially to $258 million, down from a high of approximately $650 million three years ago. Net medallion loans now represent just 16.8% of total assets. We have also been in discussion with one of our lenders to make certain structural changes to our facility. If we are successful, we would be able to deconsolidate the trust that owns various medallion loans from our overall results, which would eliminate a significant amount of medallion exposure from our balance sheet, and allow for the recapture of approximately $20 million in reserves associated with medallion loans that the Company is not liable for. That would then further reduce our total medallion exposure to approximately $205 million, a 26% reduction from June 30, 2018. While we are hopeful we can accomplish this, there can be no guarantees that this restructuring closes and that we would achieve this positive result.”

Commercial Lending Segment

The Company’s net commercial lending portfolio as of June 30, 2018 was $79.9 million. The average interest rate on the portfolio was 13.8% compared to $12.9% in the prior year. Net interest income for the second quarter was $1.7 million. The segment’s pipeline remains strong and the Company expects continued growth in its loan portfolio in the second half of 2018.

Conference Call Information

The Company is hosting a conference call to discuss the second quarter financial results on Tuesday, August 14, 2018 at 8:30 a.m. Eastern time.

If you have a question for management that you would like answered on the call, please submit your question to investorrelations@medallion.com prior to the start of the call.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion Financial’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Tuesday, August 21, 2018, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13682492. A webcast replay of the call will be available at http://www.medallion.com/ for one year following the call.

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About Medallion Financial Corp.

Medallion Financial Corp. is a commercial finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. The Company has lent approximately $7 billion to small businesses since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2017 Annual Report on Form 10-K.

Company Contact:

Investors Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

Bank Holding
Company Accounting
(Dollars in thousands, except per share data)	For the Three Months Ended June 30, 2018
Interest and fees on loans	$32,026
Medallion lease income	30
Interest and dividends on investment securities	588

Total interest income	32,644

Interest on deposits	4,200
Interest on short-term borrowings	1,859
Interest on long-term debt	1,866

Total interest expense	7,925

Net interest income	24,719
Provision for loan losses	30,576

Net interest loss after provision for loan losses	(5,857)

Other income (loss)
Sponsorship and race winnings	5,228
Impairment of equity investments	(474)
Write-down of loan collateral in process of foreclosure	(96)
Other income	220

Total other income	4,878

Other expenses
Salaries and employee benefits	5,639
Race team related expenses	2,540
Professional fees	2,246
Loan servicing fees	1,128
Collection costs	837
Travel, meals and entertainment	603
Rent expense	591
Regulatory fees	582
Amortization of intangible assets	361
Other expenses	2,399

Total other expenses	16,926

Loss before income taxes	(17,905)
Income tax benefit	4,021

Net loss after taxes	(13,884)
Less: income attributable to the noncontrolling interest	763

Total net income (loss) attributable to Medallion Financial Corp.	$(14,647)

Basic and diluted net loss per share	$(0.60)

Weighted average common shares outstanding
Basic and diluted	24,230,815

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

Bank Holding
Company Accounting
(Dollars in thousands, except share and per share data)	June 30, 2018
Assets
Cash	$10,344
Federal funds sold	25,237
Equity investments	10,773
Investment securities	44,717
Loans	1,150,123
Allowance for losses	(21,425)

Net loans receivable	1,128,698

Accrued interest receivable	7,360
Property and equipment, net	1,128
Loan collateral in process of foreclosure	60,052
Goodwill and intangible assets	211,123
Deferred tax assets and other tax receivables, net	3,460
Other assets	31,637

Total assets	$1,534,529

Liabilities
Accrued interest payable	$4,246
Deposits	896,402
Short-term borrowings	179,692
Other liabilities	19,025
Long-term debt	150,248

Total liabilities	1,249,613

Commitments and contingencies	—

Total stockholders’ equity	257,680

Non-controlling interest in consolidated subsidiaries	27,236

Total equity	284,916

Total liabilities and equity	$1,534,529

Number of shares outstanding	24,438,823
Book value per share	$10.54

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